Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CLARUS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes that appear elsewhere in this Current Report on Form 8-K. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere particularly in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this Current Report on Form 8-K.

Overview

We are a specialty pharmaceutical company focused on the commercialization of JATENZO, the first and only oral T-replacement, or T-replacement therapy (“TRT”) of its kind that has received final approval by the U.S. Food and Drug Administration (“FDA”). We believe that current users of TRT are not satisfied with their current options and desire a therapeutic that is safe, effective and more convenient. Our primary goal for JATENZO is for it to become the preferred choice for TRT among men with hypogonadism — T deficiency accompanied by an associated medical condition. In parallel, our broader vision is for Clarus to become a profitable specialty pharmaceutical company initially focused on the development and commercialization of T and metabolic therapies for men and women.

Our corporate objectives include maximizing the commercial success of JATENZO in the United States and internationally by making it the preferred choice for TRT for men with hypogonadism, expanding its research and development portfolio with additional metabolic therapies for men and women and sourcing new technologies through its business development efforts.

We believe JATENZO offers hypogonadal men and prescribing physicians a safe and effective oral replacement option and has a number of advantages over the currently approved replacement therapies, including:

CONVENIENT

●	Easy-to-swallow softgel taken BID with food (twice daily)

●	Dose adjustable

EFFECTIVE

●	87% of men achieved T levels in normal range

●	Restored T levels to mid-normal range

SAFE

●	Safety profile consistent with TRT class

●	No liver toxicity — JATENZO bypasses first-pass hepatic metabolism; liver toxicity not observed in clinical studies of up to 2 years duration.

In March 2019, our first commercial product, JATENZO, was approved by the FDA as a TRT for the treatment of adult men with hypogonadism due to certain medical conditions. JATENZO is the first oral T therapy approved by the FDA in more than 60 years. JATENZO is a T-ester prodrug created by the linkage of T with the fatty acid undecanoic acid to form T-undecanoate (“TU”). Once absorbed, TU, an inactive version of T, is converted by natural enzymes in the body to bioactive T. In February 2020, we commenced U.S. commercial sales of JATENZO and, as of December 31, 2020, JATENZO was available under health plans representing approximately 61% of U.S. commercial insured lives. Of these patients, 65% had access to JATENZO without having to try another T product first (e.g., generic or other branded option). For the three and six months ended June 30, 2021, JATENZO generated net revenues of approximately $2.8 million, and $5.1 million, respectively, demonstrating consistent prescription and sales growth despite the commercial challenges presented by the COVID-19 pandemic. In August 2019, the FDA granted 3-year Hatch-Waxman market exclusivity to JATENZO, which prevents the FDA from granting full market approval to similar new drugs or generic competitors of JATENZO until March 27, 2022.

Our U.S. patent portfolio on JATENZO currently includes five issued patents expiring between March 2029 and December 2030. The issued U.S. patents contain claims to both pharmaceutical compositions and methods of treatment using our proprietary pharmaceutical composition and all are listed in the FDA Orange Book: Approved Drug Products with Therapeutic Equivalence Evaluations. In addition, we have several patent applications pending in the United States and other countries that, if issued, will cover pharmaceutical compositions, methods of treatment and other features of JATENZO, and have the potential to extend patent coverage beyond 2030.

We also have issued patents covering JATENZO in Australia, Canada, China, Costa Rica, Europe, Hong Kong, India, Indonesia, Israel, Japan, Mexico, New Zealand, Philippines, Russia, Singapore, South Africa and South Korea.

Since the beginning of our operations in 2004, we have focused primarily on developing and progressing JATENZO through clinical development, organizing and staffing, research and development activities, raising capital and commercial launch activities. We have one product approved for sale, JATENZO, as of June 30, 2021. We have funded operations primarily with proceeds from the sale of convertible preferred stock and debt through convertible and senior secured notes, including a royalty obligation. Through June 30, 2021, we have received gross proceeds of $104.2 million from investors in Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, gross proceeds of $81.3 million from investors in our issued convertible debt and gross proceeds of $56.7 million from investors in issued senior secured notes and related royalty obligation.

In April 2021, upon announcement of the Merger, our convertible noteholders and senior secured noteholders agreed to provide $25.0 million in additional capital to us following the contemplation and announcement of the Merger until its close. All such proceeds will convert to shares of Blue Water common stock at a price of $10.00 per share at the merger Closing. Through the date of this Current Report on Form 8-K, we have received all of the $25.0 million in additional capital from the sale of private placement convertible notes.

Since inception, we have incurred significant operating losses and have experienced negative operating cash flows. Our net losses were $18.1 million and $33.5 million for the three and six months ended June 30, 2021. As of June 30, 2021, we had an accumulated deficit of $359.3 million. We expect to continue to generate operating losses and negative operating cash flows for the foreseeable future if and as it:

●	continues to commercialize JATENZO in the United States for the treatment of adult males with a deficiency or absence of endogenous T;

●	incurs sales and marketing costs to support the commercialization of JATENZO;

●	pays royalties related to our senior secured notes agreement only until such time as the Merger closes;

●	incurs contractual manufacturing costs for JATENZO;

●	implements post-approval requirements related to JATENZO;

●	actively pursues additional indications and line extensions for JATENZO for the treatment of adult males with a deficiency or absence of endogenous T;

●	seeks to attract and retain new and existing skilled personnel;

●	invests in measures to protect and expand our intellectual property;

●	seeks to discover and develop additional product candidates;

●	seeks to in-license or acquire additional product candidates for other medical conditions;

●	adapts our regulatory compliance efforts to incorporate requirements applicable to marketed products;

●	maintains, expands and protects our intellectual property portfolio;

●	hires additional clinical, manufacturing and scientific personnel;

●	adds operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts;

●	creates additional infrastructure to support operations as a public company and incur increased legal, accounting, investor relations and other expenses; and

●	experiences delays or encounters issues with additional outbreaks of the pandemic in addition to any of the above.

We expect to incur significant expenses related to developing an internal commercialization capability to support product sales, marketing and distribution. Furthermore, we now expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of private and public equity offerings, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. To the extent that we raise additional capital through the sale of private or public equity or convertible debt securities, existing ownership interests will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our equity holders. Private and public equity offerings and debt financings, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations or other strategic transactions with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable to us. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the commercialization efforts of our product, JATENZO, and/or any product portfolio expansion.

Because of the numerous risks and uncertainties associated with being a commercial stage pharmaceutical company and our efforts to grow our business by means of product and business development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. We began product sales in 2020, and we it fail to become profitable or are unable to sustain profitability on a continuing basis, we may be unable to continue its operations at planned levels and be forced to reduce or terminate our operations.

We expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future. These factors raise substantial doubt about our ability to continue as a going concern. Management believes that our existing cash and cash equivalents of $10.3 million as of June 30, 2021, will not be sufficient to fund our operating expenses and capital expenditure requirements for the next 12 months without additional capital. See “— Liquidity and Capital Resources.”

COVID-19 Business Update

The business disruptions associated with the COVID-19 pandemic had a significant negative impact on our financial statements for the six months ended June 30, 2021 and for the year ended December 31, 2020. Management expects that the public health actions being undertaken to reduce the spread of the virus, and that will have to be undertaken again in the event of a resurgence of the virus, will create significant disruptions to us with respect to: (i) the demand for our products, (ii) the ability of our sales representatives to reach healthcare customers, (iii) our ability to maintain staffing levels to support our operations, (iv) our ability to continue to manufacture certain of our products, (v) the reliability of our supply chain and (vi) our ability to achieve the financial covenants required by the senior secured notes agreement. The extent to which the COVID-19 pandemic will impact our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

We are closely monitoring the evolving impact of the pandemic on all aspects of our business. We have implemented a number of measures designed to protect the health and safety of our employees, support its customers and promote business continuity. We are also actively reviewing and implementing cost-saving measures including discontinuing or delaying all non-essential services and programs and instituting controls on travel, events, marketing and clinical studies to adapt the business plan for the evolving COVID-19 challenges.

We expect to have an adequate supply of JATENZO through the remainder of 2021. We are working closely with our third-party manufacturers, distributors and other partners to manage our supply chain activities and mitigate potential disruptions to product supplies as a result of the COVID-19 pandemic.

Merger

On September 9, 2021 (the “Closing Date”), Blue Water Acquisition Corp. (“Blue Water”, or “BLUW”), a Delaware corporation and Special Purpose Acquisition Company (“SPAC”) and Blue Water Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Blue Water (“Merger Sub”), consummated the previously announced merger, dated as of April 27, 2021, with Clarus Therapeutics, Inc., a Delaware corporation (“Clarus”), pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, the Merger Sub merged with and into Clarus, with Clarus surviving as a wholly-owned subsidiary of Blue Water, and with Clarus’s equity holders and convertible debt holders equity interests converted into the right to receive shares of New Blue Water common stock or else be canceled, retired and terminated without consideration, as provided in the Merger Agreement. Upon the consummation of the Merger, Blue Water changed its name to “Clarus Therapeutics Holdings, Inc.”

As a result of the Merger, the Combined Entity operates under our current management team. Dr. Dudley serves as the Combined Entity’s Chief Executive Officer and President. Frank Jaeger, our Chief Commercial Officer, and the architect of AndroGel 1.62%’s sales and marketing efforts that resulted in annual peak sales of over $1 billion, will continue to lead commercialization efforts for JATENZO. Mr. Jaeger has built a team with vast experience in the TRT field. Kimberly Murphy, former VP, Global Vaccines Commercialization (Influenza) at GSK joined our board as Chairperson after the Closing.

In conjunction with the Merger Agreement, our convertible noteholders and senior secured noteholders provided $25.0 million in additional capital to us following announcement of the Merger until its closing. As of the Closing, We have received all of the $25.0 million in additional capital from the sale of private placement notes.

The total $25.0 million borrowed plus accrued interest converted into shares of Blue Water common stock at a price of $10.00 per share at the merger closing.

Subject to the terms of the Merger Agreement, at the effective time of the merger (the “Effective Time”), our Series D Convertible Notes including principal and interest and the shares of our redeemable convertible Series D Preferred Stock, including accumulated dividends, issued and outstanding immediately prior to the Effective Time converted into shares of the Combined Entity’s common stock and outstanding warrants to acquire our shares were assumed in the Merger and became exercisable for an aggregate 9,246 shares of the Combined Entity’s common stock. Certain of our senior secured noteholders received an aggregate of 1,905,000 shares of the Combined Entity’s common stock in exchange for $10.0 million reduction in senior secured note debt outstanding at the close of the Merger, certain outstanding royalty rights and additional forbearance (which includes 135,000 shares received from the Sponsor). All other of our preferred stock, common stock and stock options were cancelled and extinguished at the Effective Time.

Components of Our Results of Operations

Product Revenue

We did not generate any product revenue from inception until 2020. Our first commercial product, JATENZO, was approved by the FDA as a treatment for adult males with a deficiency or absence of endogenous testosterone, in March 2019 and became commercially available in February 2020.

Total revenue consists of net sales of JATENZO. Net sales represent the gross sales of JATENZO less provisions for product sales discounts and allowances. These provisions include trade allowances, rebates to government and commercial entities, copay costs and other customary sales discounts. Although we expect net sales to increase over time, the provisions for product sales discounts and allowances may fluctuate based on the mix of sales to different customer segments and/or changes in accrual estimates. For further discussion of the components of revenue see “— Critical Accounting Policies and Significant Judgments and Estimates.”

Cost of Product Sales

Cost of product sales includes manufacturing and distribution costs, the cost of the drug substance, FDA program fees, royalties due to third parties on net product sales, freight, shipping, handling, storage costs and salaries of employees involved with production. We began capitalizing inventory upon FDA approval of JATENZO. A portion of the inventory sold during the year ended December 31, 2020 was produced prior to FDA approval and, therefore, expensed previously as research and development expense in 2019 in the amount of $0.7 million.

We expect that our cost of product sales will increase moderately in the near term as it ramps up production to meet anticipated demand for JATENZO.

The shelf life of JATENZO is thirty months from the date of manufacture, with earliest expiration of current inventory expected to be November 2021. Due to the low rate of inventory turnover generated by our commercial launch efforts for JATENZO during a global pandemic, we recorded a reserve for inventory obsolescence of $7.8 million in the six months ended June 30, 2020. Absent this charge, the gross profit for the six months ended June 30, 2020 and the year ended December 31, 2020 was $1.5 million and $5.5 million, respectively. We will continue to assess obsolescence in future periods as demand for JATENZO and the rate of inventory turnover evolves.

Operating Expenses

Selling and Marketing Expenses

Sales and marketing expenses consist primarily of commercialization expenses related to JATENZO, commercially launched in February of 2020. Prior to the commercial launch, we had significantly lower selling and marketing expenses. We anticipate that our sales and marketing expenses will increase in 2021 as we continue to expand our commercialization of JATENZO.

General and Administrative Expenses

General and administrative expenses consist primarily of employee-related expenses, such as salaries, stock-based compensation, benefits and travel expenses for personnel in executive, legal, finance and accounting, human resources, and other administrative departments. General and administrative expenses also consist of office leases, and professional fees, including legal, tax and accounting and consulting fees.

We anticipate that our general and administrative expenses will increase in the future to support continued commercialization efforts, ongoing and future potential research and development activities, and increased costs of operating as a public company. These increases will likely include increased costs related to the hiring of additional personnel and fees paid to outside consultants, lawyers and accountants, among other expenses. Additionally, we anticipate increased costs associated with being a public company, including expenses related to services associated with maintaining compliance with the requirements of Nasdaq and the SEC, insurance and investor relations costs.

Research and Development Expenses

Research and development expenses have primarily been limited to clinical trials, and chemistry, manufacturing, and controls (“CMC”), and CMC activities related to JATENZO. Our research and development costs as incurred, include:

●	salaries, benefits and other related costs, including stock-based compensation expense, for personnel engaged in research and development functions;

●	costs of manufacturing and pharmaceutical development expense related to JATENZO; and

●	costs of outside consultants, including their fees and related travel expenses engaged in research and development functions.

We currently have one product, JATENZO, and do not currently track internal research and development expenses on an indication-by-indication basis as they primarily relate to personnel, early research and consumable costs, which are deployed across multiple programs. A significant portion of research and development costs are external costs, such as fees paid to consultants, central laboratories, contractors, contract manufacturing organizations, contract research organizations and companies that manufacture clinical trial materials and potential future commercial supplies. Inventory acquired prior to receipt of the marketing approval of JATENZO was recorded as research and development expense as incurred. We began capitalizing the costs associated with the production of JATENZO after the FDA approval in March 2019.

Our research and development expenses are expected to increase in the foreseeable future. Specifically, our costs will increase as we conduct additional clinical trials for JATENZO and conduct further developmental activities for Clarus’s R&D pipeline programs.

Total Other Income (Expense), Net

Change in Fair Value of Warrant Liability and Derivative Liability

Change in fair value of warrant liability relates to the change in value of our liability-classified Series D Preferred Stock warrants and convertible notes derivative liability, which were recognized in connection with our equity financing and certain borrowing arrangements. Such instruments no longer require remeasurement at fair value option due to completion of the Merger. As the fair value of Series D convertible notes and Series D warrants at June 30, 2021 and December 31, 2020 was less than the Series D Preferred Stock issuance price of $4.50, the fair value of the derivative liability and warrant liability was reduced to zero.

Interest Income

Interest income related to our operating bank accounts, including money market funds.

Interest Expense

Interest expense related to our convertible notes, senior secured notes and debt discount amortization.

Results of Operations

Comparison of the three months ended June 30, 2021 and 2020

The following table summarizes our results of operations for the three months ended June 30, 2021 and 2020 (in thousands):

	Three Months Ended June 30,
	2021	2020	Change
Net product revenue	$2,779	$822	$1,957
Cost of product sales	554	103	451
Gross profit	2,225	719	1,506
Operating expenses:
Sales and marketing	9,530	9,875	(345)
General and administrative	4,802	2,012	3,315
Research and development	1,131	429	177
Total operating expenses	15,463	12,316	3,147
Loss from operations	(13,238)	(11,597)	(1,641)
Other (expense) income, net:
Change in fair value of warrant liability and derivative, net	—	26,462	(26,462)
Interest income	—	9	(9)
Interest expense	(4,877)	(4,319)	(558)
Total other (expense) income, net	(4,877)	22,152	(27,029)
Net (loss) income	$(18,115)	$10,555	$(28,670)

Net Product Revenue

For the three months ended June 30, 2021, we recorded $2.8 million of net product revenue, which increased by $2.0 million from $0.8 million for the three months ended June 30, 2020. The increase in net revenue is related to the timing of when JATENZO became commercially available for sale. We did not begin commercially selling JATENZO within the United States until February 2020, following FDA approval in March 2019.

Cost of Product Sales

Cost of sales was $0.6 million for the three months ended June 30, 2021, which increased by $0.5 million, from $0.1 million for the three months ended June 30, 2020. The increase in cost of sales is related to an increase in revenue.

Sales and Marketing Expenses

Sales and marketing expenses were $9.5 million for the three months ended June 30, 2021, which decreased by $0.3 million, from $9.9 million for the three months ended June 30, 2020. The decrease in sales and marketing expenses was primarily attributable to the following:

●	A $0.9 million decrease in outsourced advertising and promotion costs;

●	a $0.6 million increase in commercial analytic costs; and

●	a $0.1 million decrease in patient assistance costs.

General and Administrative Expenses

General and administrative expenses were $4.8 million for the three months ended June 30, 2021, which increased by $2.8 million, from $2.0 million for the three months ended June 30, 2020. The increase in general and administrative expenses was primarily attributable to the following:

●	A $1.0 million increase in personnel costs, including stock-based compensation expense, primarily due to an increase in headcount and external consultants;

●	a $1.7 million increase in consulting and professional fees, primarily due to an increase in legal fees related to patents; and

●	a $0.1 million increase in insurance fees, related to directors and officers insurance.

Research and Development Expenses

Research and development expenses were $1.1 million for the three months ended June 30, 2021, which increased by $0.7 million from $0.4 million for the three months ended June 30, 2020. The increase in research and development expenses was primarily attributable to the following:

●	A $0.2 million increase in costs related to phase IV studies related to the development of JATENZO, our lead commercial product.

●	A $0.5 million increase in license fees related to the License Agreement with HavaH Therapeutics (the “HavaH Agreement”).

Other (Expense)Income, Net

Total other expense, net was $4.9 million for the three months ended June 30, 2021, compared to income of $22.2 million for the three months ended June 30, 2020. The decrease of $27.0 million was primarily related to a $26.5 million decrease in the change in fair value of the warrant liability and derivative and an increase in interest expense of $0.5 million, related to an increase of $0.2 million in interest incurred with related parties and an increase of $0.3 in interest incurred with third parties.

Comparison of the six months ended June 30, 2021 and 2020

The following table summarizes our results of operations for the six months ended June 30, 2021 and 2020 (in thousands):

	Six Months Ended June 30,
	2021	2020	Change
Net product revenue	$5,109	$1,719	$3,390
Cost of product sales	921	8,071	(7,150)
Gross profit (loss)	4,188	(6,352)	10,540
Operating expenses:
Sales and marketing	17,467	14,824	2,643
General and administrative	8,407	5,221	3,711
Research and development	2,342	1,381	436
Total operating expenses	28,216	21,426	6,790
Loss from operations	(24,028)	(27,778)	3,750
Other (expense) income, net:
Change in fair value of warrant liability and derivative, net	—	32,915	(32,915)
Interest income	—	23	(23)
Interest expense	(9,517)	(6,499)	(3,018)
Total other (expense) income, net	(9,517)	26,439	(35,956)
Net (loss)	$(33,545)	$(1,339)	$(32,206)

Net Product Revenue

For the six months ended June 30, 2021, we recorded $5.1 million of net product revenue, which increased by $3.4 million from $1.7 million for the six months ended June 30, 2020. The increase in net revenue is related to the timing of when JATENZO became commercially available for sale. We did not begin commercially selling JATENZO within the United States until February 2020, following FDA approval in March 2019.

Cost of Product Sales

Cost of sales was $0.9 million for the six months ended June 30, 2021, which decreased by $7.1 million, from $8.1 million for the six months ended June 30, 2020. The decrease in cost of sales is related to a reserve for inventory obsolescence of $7.8 million recorded in the six months ended June 30, 2020.

Sales and Marketing Expenses

Sales and marketing expenses were $17.5 million for the six months ended June 30, 2021, which increased by $2.6 million, from $14.8 million for the six months ended June 30, 2020. The increase in sales and marketing expenses was primarily attributable to the following:

●	A $1.1 million increase in outsourced advertising and promotion costs;

●	a $1.2 million increase in commercial analytic costs;

●	a $0.2 million increase in patient assistance costs; and

●	a $0.1 million increase in distribution fees.

General and Administrative Expenses

General and administrative expenses were $8.4 million for the six months ended June 30, 2021, which increased by $3.2 million, from $5.2 million for the six months ended June 30, 2020. The increase in general and administrative expenses was primarily attributable to the following:

●	A $1.6 million increase in personnel costs, including stock-based compensation expense, primarily due to an increase headcount and external consultants;

●	a $1.4 million increase in consulting and professional fees, primarily due to a increase in legal fees related to patents; and

●	a $0.2 million increase in insurance fees, related to directors and officers insurance.

Research and Development Expenses

Research and development expenses were $2.3 million for the six months ended June 30, 2021, which increased by $1.0 million from $1.4 million for the six months ended June 30, 2020. The increase in research and development expenses was primarily attributable to the following:

●	A $1.0 million increase in costs related to phase IV studies related to the development of JATENZO, our lead commercial product.

●	a $0.6 million decrease in costs related to research and development consulting services.
●	A $0.5 million increase in license fees related to the HavaH Agreement.

Other (Expense) Income, Net

Total other expense, net was $9.5 million for the six months ended June 30, 2021, compared to income of $26.4 million for the three months ended June 30, 2020. The decrease of $36.0 million was primarily related to a $32.9 million decrease in the change in fair value of the warrant liability and derivative and an increase in interest expense of $3.0 million, related to an increase of $0.4 million in interest incurred with related parties and an increase of $2.6 million in interest incurred with third parties.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, we have incurred significant operating losses, have experienced negative operating cash flows and have accumulated significant accrued liabilities. Our net loss was $18.1 million and $33.5 million for the three and six months ended June 30, 2021, respectively. As of June 30, 2021, we had an accumulated deficit of $359.3 million. We expect to continue to generate operating losses and negative operating cash flows for the foreseeable future. As a result, even with proceeds from the Merger, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as it can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of private and public equity offerings, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions.

Merger

On September 9, 2021, Blue Water and Merger Sub consummated the previously announced merger, dated as of April 27, 2021, with us. In connection with the Merger, our convertible noteholders and senior secured noteholders provided $25.0 million in additional capital to us following the announcement of the Merger. All such proceeds and accrued interest converted to shares of Blue Water common stock at a price of $10.00 per share at the Closing Date. Together with Blue Water’s cash resources and additional capital, we received gross proceeds from the Merger  (not including the $25.0 million of additional capital) of approximately $25.3 million.

Convertible Promissory Notes

On various dates from 2016 to 2021, we entered into note purchase agreements, pursuant to which we borrowed an aggregate of $81.3 million from related party investors as of June 30, 2020. The carrying value of all convertible notes as of June 30, 2021 was $98.1 million. In July 2021, we entered into additional note purchase agreements pursuant to which we borrowed an aggregate of $3.6 million from existing investors. All convertible notes had the option to convert into Series D Preferred Stock at an exercise price of $4.50.

Senior Secured Notes

On March 12, 2020, we issued and sold senior secured notes to certain lenders not related to us. Gross proceeds from the senior secured notes were $50.0 million, and we received $42.7 million in net proceeds after deducting the original issue discount, interest reserve and transaction expenses.

The senior secured notes, currently bear interest at a rate of 14.5% per annum, are secured by substantially all of our assets and intellectual property, and mature in March 2025. The senior secured notes provide for semi-annual payments on March 1 and September 1. Until March 2022, only interest is payable on the notes, with payments in the amount of $3.920 million due on September 1, 2021 and $3.852 million due on March 1, 2022. As of the date of the current report on Form 8-K to which this document is filed as an exhibit, we have not yet paid the interest payment due September 1, 2021 pursuant to a 30-day grace period.

Beginning with the payment due September 1, 2022, in addition to interest payments, we are required to make principal payments of $6.0 million on each of September 1, 2022, March 1, 2023, September 1, 2023 and March 1, 2024. Thereafter, in addition to interest payments, we are required to make principal payments of $8.0 million on each of September 1, 2024 and March 1, 2025. Additionally, on February 1, 2023, we are required to make a payment of principal in the amount of $3.125 million, which is the amount of a PIK Note (defined below) issued May 27, 2021, plus accrued and unpaid interest in respect of such principal, as discussed below.

The senior secured notes also have a detachable royalty feature under which the lenders receive a royalty of 0.56% to 1.67% on net sales beginning in 2021, with the royalty obligation continuing until the lenders receive total royalty payments of approximately $24.2 million. Proceeds were used to finance the commercial launch of JATENZO in 2020.

On March 17, 2021, we entered into a forbearance agreement with noteholders in relation to the senior secured notes. We were unable to and did not pay interest of $3.1 million due on March 1, 2021. As of March 31, 2021, we entered into default on our senior secured notes, and in accordance with the terms of the senior secured notes, the interest rate increased 2.0% from 12.5% to 14.5%.

Under the forbearance agreement, in exchange for the noteholders’ agreement not to exercise their rights to retrieve the funds owed, we were required to maintain cash and cash equivalents of at least $2.5 million amongst other financial budgeting and reporting requirements until consummation of the Merger. Per the written consent, the forbearance period would not be terminated on April 15, 2021, provided that we, amongst other things, executed the Merger Agreement and provided financial reporting requirements by April 27, 2021.

In August 2021, we entered into forbearance extensions with the noteholders in relation to the senior secured notes. The latest forbearance extension, entered into on August 26, 2021, extended the forbearance period through September 9, 2021, the consummation date of the Merger. In May 2021, we entered into a payment-in-kind, or PIK, note (the “PIK Note”), in relation to our missed interest payment (which was due in March 2021) on our senior secured notes, pursuant to which we borrowed an aggregate of $3.1 million from the senior secured noteholders, to be included in the principal senior secured notes balance. The PIK Note accrues interest at a rate of 14.5%, compounded daily. Pursuant to the PIK Note, on February 1, 2023 we are required to make a payment of principal in the amount of $3.1 million, plus accrued and unpaid interest in respect of such principal.

In June 2021, we entered into the Indenture Note, pursuant to which we borrowed an aggregate of $5.0 million from senior secured noteholders, to be included in the principal senior secured notes balance. The Indenture Note accrues interest at a rate of 14.5%, compounded daily, and was repaid with the combined entity’s common stock upon the date of consummation of the Merger.

As of the Closing Date and following the completion of the Business Combination, there is approximately $43.125 million of principal (including principal of $3.125 million in respect of the PIK Note), plus accrued interest, outstanding under the senior secured notes.

Cash Flows

The following table summarizes our cash flows for the six months ended June 30, 2021 and 2020 (in thousands):

	Six Months Ended June 30,
	2021	2020
Net cash used in operating activities	(21,935)	(23,359)
Net cash used in investing activities	(20)	(60)
Net cash provided by financing activities	25,000	47,220
Net increase in cash and cash equivalents	$3,045	$23,801

Operating Activities

Net cash used in operating activities was $21.9 million for the six months ended June 30, 2021, reflecting net loss of $33.5 million, offset by a net change of $1.7 million in net operating assets and non-cash charges of $9.9 million. The non-cash charges primarily consist of non-cash interest expense on debt financings and the royalty obligation, stock-based compensation expense and depreciation. The change in net operating assets and liabilities was primarily due to an increase in inventory of $3.9 million, an increase in accounts receivable of $1.8 million, an increase in prepaid expenses and other current assets of $0.1 million, a decrease in deferred revenue of $0.1 million, partially offset by an increase in accounts payable of $1.4 million and an increase in accrued expenses of $6.4 million.

Net cash used in operating activities was $23.4 million for the six months ended June 30, 2020, reflecting a net loss of $1.3 million, offset by a net change of $4.2 million in net operating assets and non-cash charges of $26.3 million. The non-cash charges primarily consist of the change in fair value of the warrant liability and derivative liability, non-cash interest expense on debt financings and the royalty obligation, stock-based compensation expense and depreciation. The change in net operating assets and liabilities was primarily due to an increase in accounts receivable of $1.0 million, an increase in prepaid expenses and other current assets of $3.7 million, an increase in accrued expenses of $3.6 million, partially offset by a decrease in inventory of $2.8 million, an increase in accounts payable of $2.3 million an increase in deferred revenue of $0.2 million.

Investing Activities

During the six months ended June 30, 2021 and 2020, we used approximately $20,000 and $60,000, respectively, of cash in investing activities for purchases of property and equipment.

Financing Activities

During the six months ended June 30, 2021, net cash provided by financing activities was $25.0 million, related to $20.0 million of proceeds from the issuance of convertible notes payable and $5.0 million of gross proceeds from the issuance of senior notes payable.

During the six months ended June 30, 2020, net cash provided by financing activities was $47.2 million, primarily related to $49.1 million of gross proceeds received from the issuance of senior notes and related royalty obligation, and $1.6 million of gross proceeds received from the issuance of convertible note, partially offset by debt issuance costs paid of $3.5 million.

Funding Requirements

Our primary use of cash is to fund operating expenses, primarily related to our selling and marketing activities associated with the commercialization of JATENZO and our research and development activities. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable, accrued expenses and prepaid expenses. Until such time, if ever, we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. Our ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic. To the extent that we raise additional capital through the sale of equity or convertible debt securities, ownership interests of existing stockholders may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our existing stockholders’ rights. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If funding permits, we would expect our expenses to increase substantially in connection with its ongoing activities, particularly as we advance the commercialization of our product JATENZO. In addition, , we now expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company.

Going Concern

We expect as a public entity post-Merger, that our revenue generated from the sales of JATENZO along with existing cash and cash equivalents of $10.3 million and proceeds from the Merger will not be sufficient to fund our operating expenses in order to maximize the commercial launch of JATENZO and capital expenditure requirements for 12 months from through at least 12 months from the date that our condensed financial statements are available to be issued. Since our inception, we have devoted substantially all our efforts to business planning, clinical development, commercial planning and raising capital. We have incurred losses since inception and have an accumulated deficit of $359.3 million as of June 30, 2021, including $101.7 million of cumulative accretion on our Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”), Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”), Series C Redeemable Convertible Preferred Stock (“Series C Preferred Stock”) and Series D Redeemable Convertible Preferred Stock (“Series D Preferred Stock”) (collectively, “Preferred Stock”), and $99.0 million of cumulative non-cash interest related to previously issued convertible notes. We are also in forbearance and default on our March 12, 2020 senior secured notes, as we were unable to maintain at least $10.0 million in cash and cash equivalents as of the last day of each calendar month beginning December 2020 and were unable to pay the required $3.1 million interest payment due in March 2021.

In addition to the Merger and the related investment, we plan to seek additional funding through the expansion of our commercial efforts to grow JATENZO and our operating cash flow, business development efforts to out-license JATENZO internationally, equity financings, debt financings such as the secured notes, or other capital sources including collaborations with other companies or other strategic arrangements with third parties. There can be no assurance that these future financing efforts will be successful.

If we are unable to obtain funding or generate operating cash flow, we will be forced to delay, reduce or eliminate some or all of our product portfolio expansion or commercialization efforts, which could adversely affect our business prospects, or we may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that we will be successful in obtaining sufficient funding on terms acceptable to us to fund continuing operations, if at all. The terms of any financing may adversely affect the holdings or the rights of our stockholders.

Working Capital

Because of the numerous risks and uncertainties associated with research, development and commercialization of JATENZO and our research and development portfolio, we are unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on and could increase significantly as a result of many factors, including:

●	The costs, timing and ability to manufacture JATENZO;

●	the costs of future activities, including product sales, marketing, manufacturing and distribution of JATENZO;

●	the costs of manufacturing commercial-grade product and necessary inventory to support continued commercial launch;

●	the costs of potential milestones related to license agreements;

●	the ability to receive additional non-dilutive funding, including grants from organizations and foundations;

●	the revenue from commercial sale of its products;

●	the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining, expanding and enforcing its intellectual property rights and defending intellectual property-related claims; and

●	our ability to establish and maintain collaborations on favorable terms, if at all.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of June 30, 2021, and the effects such obligations are expected to have on our liquidity and cash flow in future periods (in thousands):

Contractual obligation	Total	Less than 1 year	More than 1 year and less than 3	More than 3 years and less than 5	More than 5 years

Convertible promissory notes	$78,722	$—	$—	$78,722	$-
Interest on convertible promissory notes (1)	33,659	8,212	18,560	6,887	-
Senior secured notes	58,125	-	38,125	20,000	-
Interest on senior secured notes (2)	21,568	7,771	11,622	2,175	-
Operating lease obligations (3)	63	58	5	-	-
Catalent Agreement purchase obligation	13,646	3,639	7,278	2,729	-
Pfizer Agreement purchase obligation	4,719	1,849	2,870	-	-
Total	$10,502	$21,529	$78,460	$110,513	$0

(1)	We have outstanding convertible promissory notes of $78.7 million, which have a stated interest rate of 8% and mature on March 1, 2025.

(2)	We have borrowed $58.1 million through issuing our senior secured notes that bear interest at 14.5% and mature on March 1, 2025.

(3)	We have an operating lease agreement for our office space.

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts.

Purchase Obligations

In July 2009, we entered into a commercial manufacturing agreement, as amended, with Catalent Pharma Solutions, LLC (the “Catalent Agreement”). Pursuant to the terms of the Catalent Agreement, we must make minimum annual purchases of JATENZO softgel capsules, through the initial term, or March 2025. Any shortfall between the minimum annual purchase quantities and actual purchases will be multiplied by a unit price, as defined in the Catalent Agreement, and paid to Catalent within 30 days of any year-end that the minimum purchase requirement is not met. We have not made any payments to Catalent as a result of a shortfall in minimum purchase quantities. The Catalent Agreement renews automatically for two-year periods and either party may terminate the contract upon twelve months, written notice. Purchases under the Catalent Agreement for the three months ended June 30, 2021 and 2020 were $1.7 million and $0.2 million, respectively. Purchases under the Catalent Agreement for the six months ended June 30, 2021 and 2020 were $5.1 million and $3.0 million, respectively.

We entered into a product supply agreement with Pharmacia & Upjohn Company LLC, or Pfizer (the “Pfizer Agreement”), effective January 1, 2021. Pursuant to the terms of the Pfizer Agreement, we must make minimum annual purchases of T-undecanoate equal to approximately $1.8 million per year, through the initial term, or January 2024. If there is a shortfall between the minimum annual purchase quantities and actual purchases, the difference between the minimum annual purchase amount and actual purchases will be paid to Pfizer. There were no purchases under the Pfizer Agreement during the six months ended June 30, 2021.

Lease Commitments

We have entered into operating leases for rental space in Northbrook, Illinois and Murfreesboro, Tennessee that extend into December 31, 2021 and September 30, 2022, respectively. The table above includes future minimum lease payments under the non-cancelable lease arrangements.

We enter into contracts in the normal course of business with clinical trial sites, clinical and commercial supply manufacturers, and other services and products for operating purposes. These contracts generally provide for termination after a notice period, and, therefore, are cancelable contracts and not included in the table above.

Long-Term Debt Commitments

As discussed above and in Note 7 of our financial statements appearing elsewhere in this Current Report on Form 8-K, we have both convertible promissory notes and senior secured notes that are included in the table above.

License Agreement Commitments

In May 2021, we entered into a license agreement (the “HavaH Agreement”) with HavaH Therapeutics, or HavaH, an Australia-based biopharmaceutical company developing androgen therapies for inflammatory breast disease and certain forms of breast cancer. Under the HavaH Agreement, we will acquire the development and commercialization rights for HavaH T+Ai™, to be renamed CLAR-121.

Under the terms of the licensing agreement, we made an upfront payment of $0.5 million and HavaH may be eligible for up to $10.8 million in potential development and regulatory milestone payments. Additionally, HavaH would be eligible for royalty payments and up to $30.0 million in potential commercial milestones. Such royalty payments will be based on total aggregate annual net sales of CLAR-121 in the territory, at a low single digit percentage rate (when there is no patent protection or regulatory exclusivity) or a low teens percentage rate (where CLAR-121 has patent protection or regulatory exclusivity). Additionally, such royalties are payable until the later of ten years or the loss of patent protection or regulatory exclusivity.

Critical Accounting Policies and Significant Judgments and Estimates

There have been no significant changes to our critical accounting policies from those described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” disclosed in our most recent annual financial statements within our Registration Statement on Form S-4 (Reg. No. 333-256116), filed with the SEC pursuant to Rule 424(b)(3) on July 23, 2021.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Issued Accounting Pronouncements

See Note 2 to our annual financial statements appearing in our audited financial statements for the year ended December 31, 2020 included in our final prospectus that forms part of Blue Water’s Registration Statement on Form S-4 (Reg. No. 333-256116), filed with the SEC pursuant to Rule 424(b)(3) on July 23, 2021

Qualitative and Quantitative Disclosures about Market Risks

We are exposed to certain market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact its financial position due to adverse changes in financial market prices and rates. Our market risk exposure primarily relates to changes interest rates.

Interest Rate Risk

Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because our cash equivalents are in the form of money market funds and our long-term debt financings. As of June 30, 2021 and December 31, 2020, we had cash and cash equivalents of $10.3 million and $7.2 million, respectively. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our investment portfolio.

As of June 30, 2021 and December 31, 2020, $139.4 million and $111.3 million, respectively, in aggregate principal amount of our outstanding debt obligations were at fixed interest rates, representing approximately 100 percent of our total debt, on an amortized cost basis. As of June 30, 2021 and December 31, 2020, our outstanding debt obligations at fixed interest rates were comprised of convertible promissory notes and senior notes.

Emerging Growth Company Status

The Combined Entity is expected to be an “emerging growth company” as defined in the Jobs Act and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. The Combined Entity may take advantage of these exemptions until it is no longer an emerging growth company under Section 107 of the JOBS Act, which provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. The Combined Entity expects to avail itself of the extended transition period and, therefore, while the Combined Entity is an emerging growth company, it will not be subject to new or revised accounting standards the same time that they become applicable to other public companies that are not emerging growth companies, unless it chooses to early adopt a new or revised accounting standard.